AMENDMENT AGREEMENT No. 4
TO THE COMMITTED FACILITY AGREEMENT

AMENDMENT AGREEMENT (“Amendment”) dated as of August 17, 2016 to the Committed Facility Agreement, dated as of March 3, 2014 (as amended from time to time, the “Agreement”) between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Guggenheim Credit Allocation Fund (“Customer”).

WHEREAS, the parties hereto desire to amend the Agreement as provided herein;

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreement as follows:

1.	Amendment to Section 1 of the Agreement (‘Definitions’)

The definition of “Maximum Commitment Financing” in Section 1 of the Agreement is hereby amended by replacing the words “$0” currently appearing therein with the words “$10,000,000”.

2.	Amendment to Appendix A of the Agreement (‘Collateral Requirements’)

Appendix A of the Agreement is hereby deleted and replaced in its entirety with the updated Appendix A attached hereto.

3.	Amendment to the Financing Rate set forth in Appendix B of the Agreement

Appendix B of the Agreement is hereby amended by replacing the current Customer Debit Rate “3 Month Libor + 85 bps” with “1 Month Libor + 100 bps”.

4.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, except to the extent that such representations specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

5.	Miscellaneous

(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

(Signature page follows.)

1

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. /s/Authorized Person Name: Authorized Person Title: /s/Authorized Person Name: Authorized Person Title:	GUGGENHEIM CREDIT ALLOCATION FUND /s/ John L. Sullivan Name: John L. Sullivan Title: Chief Financing Officer

2

Appendix A – Collateral Requirements

THIS APPENDIX forms a part of the Committed Facility Agreement entered into between BNP Paribas Prime Brokerage, Inc. (“BNPP PB, Inc.”) and Guggenheim Credit Allocation Fund (“Customer”) (the “Committed Facility Agreement”).
1.	Collateral Requirements -
The Collateral Requirements in relation to all positions held in the accounts established pursuant to the 40 Act Financing Agreements (the “Positions”) in Eligible Securities shall be the greatest of:
(a) the aggregate sum of the Rating-Based Position Requirements;
(b) the aggregate sum of the Stress Based Position Requirements, less USD $10,000,000;
(c) the sum of the collateral requirements of such Positions as per Regulation T or Regulation X, as applicable, of the Board of Governors of the Federal Reserve System, as amended from time to time;
(d) the sum of the collateral requirements of such Positions as per Financial Industry Regulatory Authority Rule 4210;
(e) the Issuer Concentration Charge;
(f) the Sector Concentration Charge: and
(g) 40% of the Portfolio Gross Market Value.
2.	Eligible Securities -
(a)
Positions in the following eligible fixed income security types (“Eligible Securities”, which term shall exclude any securities described in Section 2(b)) are covered under the Committed Facility Agreement:

i.
non-convertible corporate debt securities or preferred securities, provided that such securities (A) are issued by an issuer incorporated in one of the following countries: USA, Canada, United Kingdom, France, Germany, Switzerland, Austria, Spain, Italy, The Netherlands, Finland, Belgium, Japan, Australia, or Portugal, and (B) are denominated in USD, EUR or CAD; or

ii.	Treasury Securities.
(b)	Notwithstanding the foregoing, the following will not be part of the collateral commitment and shall have no collateral value:
i.	any security type not covered above, as determined by BNPP PB, Inc. in its sole discretion;
ii.	any short security position;
iii.	any security offered through a private placement or any restricted securities (other than securities issued pursuant to Rule 144A of the Securities Act of 1933);

iv.
any securities that are municipal securities, asset-backed securities, mortgage securities, capital contingent convertible bonds or Structured Securities (notwithstanding the fact that such securities would otherwise be covered);

v.
to the extent that the Gross Market Value of non-USD denominated positions exceeds 50% of the Portfolio Gross Market Value, any non-USD denominated positions in excess of such 50% (and BNPP PB, Inc. shall determine in its sole discretion which specific securities shall be considered to be in excess of such 50%);

vi.	any Debt Security which trades below 40% of its nominal value;
vii.	any Debt Security which was initially sold as part of an issuance of less than USD $50,000,000;
viii.	any Debt Security Position with an Issuer Position Concentration in excess of 10%;
ix.	any Positions with a long-term debt rating below CCC- by S&P or below Caa3 by Moody’s or any defaulted Debt Security (excluding, for the avoidance of doubt, unrated securities);
x.	any Debt Security Position which has a Percentage of Issue Size greater than 35%; and
xi.
to the extent that the Gross Market Value of Positions in any industry sector (as defined by Bloomberg) exceeds 35% of the Portfolio Gross Market Value, any Positions in excess of such 35% (and BNPP PB, Inc. shall determine in its sole discretion which specific securities shall be considered to be in excess of such 35%).

3.	Position Requirement -
(a) Position Requirement
(i)
The “Rating-Based Position Requirement” with respect to any Position in an Eligible Security shall be equal to the product of (I) the Rating-Based Collateral Percentage for such Position and (II) the Current Market Value of such Position.

(ii)	The “Stress Based Position Requirement” with respect to any Position in an Eligible Security shall be equal to the product of (I) the Stress Based Collateral Percentage for such Position and (II) the Current Market Value of such Position.
(b) Collateral Percentage
(i)	The “Rating-Based Collateral Percentage” for any Position in an Eligible Security shall be equal to the product of (i) the Rating-Based Debt Core Rate and (ii) the Debt Liquidity Factor.
(ii)	The “Stress Based Collateral Percentage” for any Position in an Eligible Security shall be equal to the Stress Based Debt Core Rate.
(c) Debt Core Rate
(i)	The “Stress Based Debt Core Rate” with respect to a Position in an Eligible Security shall be determined pursuant to the following table.

S& P’s Rating	Moody’s Rating	Stress Margin %
AAA to A-	Aaa to A3	10%
BBB+ to BBB-	Baa1 to Baa3	15%
BB+ to BB-	Ba1 to Ba3	30%
B+ to B-	B1 to B3	40%
CCC+ and below / not rated	Caa1 and below / not rated	50%

(ii)
The “Rating-Based Debt Core Rate” with respect to a Position in an Eligible Security shall be (i) for Treasury Securities, 10%, and (ii) for all other Debt Securities, as determined pursuant to the following table using the lower of the S&P or Moody’s long term debt rating as shown below; provided, that (i) if there is only one such rating, then the Rating-Based Debt Core Rate corresponding to such rating shall be used, (ii) if there is no such rating, then the Rating-Based Debt Core Rate shall be 40%.

S& P’s Rating	Moody’s Rating	Rating-Based Debt Core Rate
AAA to A-	Aaa to A3	10%
BBB+ to BBB-	Baa1 to Baa3	10%
BB+ to BB-	Ba1 to Ba3	20%
B+ to B-	B1 to B3	30%
CCC+ to CCC-	Caa1 to Caa3	40%

(d) Debt Liquidity Factor
The “Debt Liquidity Factor” with respect to a Position in an Eligible Security shall be determined pursuant to the following table based on the Percentage of Issue Size. For the avoidance of doubt, linear interpolation shall be used to determine the Debt Liquidity Factor applicable to such Positions between points on the table below.
Percentage of Issue Size	Debt Liquidity Factor
9% or less	1.0 (no liquidity charge)
12%	2.5
30%	3.0
35%	3.0

4.	Issuer Concentration Charge –
The Issuer Concentration Charge is determined by grouping Positions consisting of Eligible Securities according to Issuer (each such grouping, an “Issuer Position”). BNPP PB, Inc. shall aggregate the three Issuer Positions with the largest Gross Market Values (expressed as a positive number) in accordance with the following formula; provided that if there is only one Issuer Position, then the Issuer Concentration Charge shall equal 100% of such Issuer Position.
“Issuer Concentration Charge” = (125% x Issuer Position with largest Gross Market Value) + (25% x Issuer Position with 2nd largest Gross Market Value) + (15% x largest Issuer Position with 3rd largest Gross Market Value)
5.	Sector Concentration Charge

The Sector Concentration Charge is determined by grouping Positions consisting of Eligible Securities in the same industry sector (as classified by Bloomberg) (each such grouping, a “Sector Position”).  BNPP PB, Inc. shall determine the Sector Position with the largest Gross Market Value and calculate the Sector Concentration Charge in accordance with the following formula:
“Sector Concentration Charge” = 35% x Sector Position with largest Gross Market Value
6.	Positions Outside the Scope of this Appendix -
For the avoidance of doubt, the Collateral Requirements set forth herein are limited to the types and sizes of securities specified herein.  The Collateral Requirement for any Position or part of a Position not covered by the terms of this Appendix shall be determined by BNPP PB, Inc. in its sole discretion.
7.	One-off Collateral Requirements -
From time to time BNPP PB, Inc., in its sole discretion, may agree to a different Collateral Requirement than the Collateral Requirement determined by this Appendix for a particular Position; provided that, for the avoidance of doubt, the commitment in Section 6(a) of the Committed Facility Agreement shall apply only with respect to the Collateral Requirements determined pursuant to this Appendix A and BNPP PB, Inc. shall have the right at any time to increase the Collateral Requirement for such Position up to the Collateral Requirement that would be required as determined in accordance to Sections 1, 3, and 4 hereof.
8.	Certain Definitions -
(a)	“Bloomberg” means the Bloomberg Professional service.
(b)
“Current Market Value” means with respect to a Position, an amount equal to the product of (i) the number of units of the relevant security and (ii) the price per unit of the relevant security (determined by BNPP PB, Inc.).

(c)	“Debt Security” means non-convertible preferred securities and corporate debt securities.
(d)	“Face Value” means the value in USD representing the principal of a Debt Security.
(e)	“Gross Market Value” of one or more Positions means an amount equal to the sum of all Current Market Values of all such Positions.
(f)
“Issuer” means, with respect to a Debt Security, the ultimate parent company or similar term as used by Bloomberg; provided that, if the relevant security was issued by a company or a subsidiary of a company that has issued common stock, the Issuer shall be deemed to be the entity that has issued common stock; provided further that, with respect to any exchange-traded funds, the Issuer of such securities shall be the index to which the relevant securities relate, if any.

(g)
“Issuer Position Concentration” means with respect to a Position issued by an Issuer, an amount equal to the quotient of (i) the Gross Market Value of all Positions issued by the same Issuer, as numerator and (ii) the Portfolio Gross Market Value, expressed as a percentage.

(h)	“Issue Size” means with respect to a Position in a Debt Security of an Issuer, the Current Market Value of all such Debt Securities issued by the Issuer and still outstanding.
(i)	“Moody’s” means Moody’s Investor Service, Inc.
(j)
“Percentage of Issue Size” means the quotient of (i) the Gross Market Value of all Positions in the same Debt Security, as numerator and (ii) the Issue Size for such Debt Security, expressed as a percentage.

(k)	“Portfolio Gross Market Value” means the Gross Market Value of all of the Positions that are Eligible Securities.
(l)	“Spread to Treasuries” means, with respect to a Debt Security, the spread of such Debt Security to Treasury Securities as determined by BNPP PB, Inc.
(m)
“Structured Securities” means any security (i) the payment to a holder of which is linked to a different security, provided that such different security is issued by a different issuer or (ii) structured in such a manner that the credit risk of acquiring the security is primarily related to an entity other than the issuer of the security itself.

(n)	“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
(o)
“Treasury Security” means any security that is a direct obligation of the United States Treasury.  For the avoidance of doubt, neither Treasury Inflation-Protected Securities nor securities issued under the Separate Trading of Registered Interest and Principal of Securities program nor securities issued by any other United States government agency or government sponsored enterprise are herein considered Treasury Securities.